ARROW FINANCIAL CORPORATION

250 Glen Street, Glens Falls, New York 12801

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Shareholders of Arrow Financial Corporation:

Notice is hereby given that the Annual Meeting of Shareholders of Arrow Financial Corporation, a New York corporation, will be held at the Queensbury Hotel, Maple Street and Ridge Street, Glens Falls, New York, on Wednesday, April 27, 2005, at 10:00 a.m. for the purpose of considering and voting upon the following matters:

1.

The election of four directors to Class A for terms of three years or until their successors shall have been elected and qualified.

2.

Any other business which may be properly brought before the meeting or any adjournment thereof.

By Order of the Board of Directors

GERARD R. BILODEAU

Corporate Secretary

March 25, 2005

YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.  YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.

ARROW FINANCIAL CORPORATION

250 Glen Street

Glens Falls, New York 12801

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

April 27, 2005

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Arrow Financial Corporation (“Arrow”), a New York corporation, of proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, April 27, 2005, at 10:00 a.m., at the Queensbury Hotel, Maple Street and Ridge Street, Glens Falls, New York 12801, and at any adjournment thereof.  This proxy statement and the accompanying proxy card are first being sent to shareholders on March 25, 2005.  In addition, a copy of Parts I and II of Arrow’s Annual Report on Form 10-K for the year ended December 31, 2004, which includes Arrow’s consolidated financial statements, is enclosed with this proxy statement.

At the meeting, four directors will be elected to Class A of our Board of Directors.

RECORD DATE AND VOTING RIGHTS

Who is entitled to vote?

Each shareholder of record as of the close of business on the record date, March 4, 2005, is entitled to notice of, and to vote at, the shareholders' meeting.  At the close of business on that date, there were outstanding and entitled to vote 10,247,391 shares of common stock, $1.00 par value. Common stock is our only class of stock outstanding.  Owners of record at the close of business on the record date are entitled to one vote on each matter submitted to a vote at the meeting for each share of common stock owned.

What constitutes a quorum at the meeting?

In order to conduct business at the meeting, a quorum must be present.  A majority of the outstanding shares of our common stock present or represented by proxy at the meeting will constitute a quorum.  Consistent with applicable state law and our Certificate of Incorporation and Bylaws, we will treat all shares represented by proxy, or in person, at the meeting as shares present or represented at the meeting for purposes of determining a quorum.

Shares represented by proxies or ballots marked “WITHHOLD AUTHORITY” for all nominees on Proposal 1 (the only proposal to be voted on at the meeting) will be treated as shares present or represented at the meeting for purposes of determining a quorum, but will not be treated as shares voting on Proposal 1.

Shares held in “street name” by brokers (meaning shares held in the name of brokers or their nominees but actually owned by the brokers’ customers) that are present or represented at the meeting but are not voted by such brokers, for any reason (so-called “broker non-votes”), will be treated as shares present in person or represented by proxy at the meeting for purposes of determining a quorum on that proposal or matter, but will not be treated as shares voting on that proposal or matter.

How many votes are required for the election of directors?

The affirmative vote of a plurality of the shares present or represented at the meeting and voting on Proposal 1, Election of Directors, is required for the election of directors.  A “plurality” means receiving a higher number of votes than any other candidate.  In other words, the nominees receiving the most “FOR” votes will be elected as directors, regardless of the total number of shares voting or whether such nominees receive a majority of all shares voted.  Shares represented by proxies or ballots marked “WITHHOLD AUTHORITY” on Proposal 1, Election of Directors, will not have any direct effect on the election of directors or result in the defeat of any of the Board’s nominees for director since no nominees other than the Board’s nominees have been timely submitted for vote by the shareholders at this year’s annual meeting.

How many votes are required for any other matter?

The affirmative vote of a majority of the shares present in person or represented by proxy and voting at the meeting would be required for approval of any other matter that might be submitted to a vote at the meeting.  (Under our Bylaws, at this time no additional matters may be submitted for consideration by shareholders at the upcoming meeting, other than procedural issues such as adjournment or continuation.)  If any such other procedural matter arises, any shares represented by proxies may be voted at the discretion of the attorneys-in-fact named in the proxies, to the extent permitted by law.

How do I submit my proxy?

If you are entitled to vote and wish to submit a proxy to vote at the meeting, you may do so by returning the enclosed proxy card by mail.  If your shares are held by a broker or bank, you must follow the voting instructions on the form you receive from your broker or bank.

May I revoke my proxy?

Yes.  If you execute a proxy card as solicited by this proxy statement, you have the power to revoke it prior to the voting of the proxy at the meeting.  You may revoke your proxy by attending the meeting and voting your shares of stock in person, or by delivering, prior to the meeting, a written notice of revocation of proxy or a later-dated, properly executed proxy to our Corporate Secretary at the following address:

Mr. Gerard R. Bilodeau

Corporate Secretary

Arrow Financial Corporation

250 Glen Street

Glens Falls, New York   12801

How are proxies being solicited?

Proxies are being solicited by mail.  They may also be solicited by our directors, officers and regular employees personally, or by telephone or electronic means, but those persons will receive no additional compensation for such services.  We will bear all costs of soliciting the proxies.  If we utilize the services of other financial institutions, brokerage houses, custodians, nominees or fiduciaries to solicit proxies, we will reimburse them for their out-of-pocket expenses.

PROPOSALS BY SHAREHOLDERS

May a shareholder raise a matter for consideration or nominate a person for election to the Board of Directors at the meeting?

As a general matter, shareholders may raise matters for consideration at an annual shareholders' meeting, including submitting their own nominees for election to the Board of Directors.  However, such shareholder proposals must be submitted to the Board of Directors for its review by a deadline, which precedes the mailing date of our annual meeting proxy statement.  Thus, it is too late for shareholder proposals for this year's meeting.

Under our Bylaws, any shareholder wishing to bring a matter to a shareholder vote or to nominate a person for election as director at an upcoming annual meeting of shareholders must deliver a written notice to the Corporate Secretary not less than 120 days before the anniversary date of the prior year’s annual meeting.  Thus, for next year’s annual meeting of shareholders (in 2006), the written notification must be received by the Corporate Secretary not later than December 28, 2005. (There are different rules if the date of any annual meeting is changed by more than 30 days from the date of the prior annual meeting.)

A shareholder's notice of a matter to be raised at an annual meeting or a nominee for director must contain the information specified in the Bylaws, including name and address of the shareholder, appropriate information regarding the matter sought to be presented or person proposed to be nominated, and the number of shares of common stock owned by the proposing shareholder.

The above rules apply only to matters that shareholders wish to raise themselves at an annual meeting.  Shareholders who wish to have a matter considered by the Board of Directors for inclusion in the company’s annual meeting proxy statement or to propose a candidate for the Board to consider in selecting its nominees for director must comply with other rules (see following questions).

What if shareholders wish to submit proposals for inclusion in our proxy statement?

If a shareholder wishes to have a particular proposal considered by the Board for inclusion in the company’s proxy statement for an annual meeting, the shareholder must satisfy the requirements established by the Securities and Exchange Commission (SEC).  The particular rule, Rule 14a-8 under the Securities Exchange Act of 1934, requires that shareholders wishing to have a proposal included in the company’s proxy statement for an annual meeting of shareholders must submit their proposals in writing to the company at least 120 days before the anniversary date of the proxy statement mailing date for the prior year’s annual meeting.  Thus, any shareholder wishing to submit a proposal for inclusion in the company’s proxy statement for next year’s annual shareholders' meeting (in 2006) must deliver a proposal to the Corporate Secretary, at the address listed on the previous page, no later than November 25, 2005.  The notice must satisfy the SEC rules, including a clear description of the proposal, a brief statement supporting the proposal and all required information about the proposing shareholder.

May shareholders submit recommendations to the Board for its nominees for director?

Shareholders may submit recommendations for the Board to consider in selecting its own nominees for director.  For further information on the nomination process, see “Director Nomination Process – Shareholder Submissions of Candidates” on page 9.

PRINCIPAL SHAREHOLDERS OF THE COMPANY

To the knowledge of the Board of Directors, no one person or group of persons acting in concert beneficially owned more than 5 percent of the outstanding shares of our common stock as of March 4, 2005.

Our subsidiary, Glens Falls National Bank and Trust Company, in its capacity as fiduciary of numerous Trust Department accounts, including as trustee of our Employee Stock Ownership Plan (“ESOP”), held 1,460,126 shares of our common stock, or 14.25 percent of the total outstanding shares on March 4, 2005.  Glens Falls National Bank and Trust Company was the beneficial owner of only a relatively small number of these shares, however, as other persons (e.g., the ESOP participants) had the sole power to vote and/or direct the disposition of most of these shares.  As a result, Glens Falls National Bank and Trust Company did not beneficially own more than 5 percent of the outstanding shares of our common stock on that date.

ITEM 1.  ELECTION OF DIRECTORS AND

INFORMATION WITH RESPECT TO DIRECTORS AND OFFICERS

The first item to be acted upon at the meeting is the election of four directors to Class A of our Board of Directors (the class whose term expires at this meeting).

Upon recommendation by the Board’s Compensation/Nomination Committee, the Board has nominated Kenneth C. Hopper, M.D., Elizabeth O’C. Little, Michael F. Massiano, and Richard J. Reisman, D.M.D. for election to Class A of the Board of Directors, each to hold office for a term of three years or until his/her successor shall be duly elected and qualified.  Each of the nominees is currently serving as a director and each was previously elected by shareholders.  Directors will be elected by a plurality of the shares voted at the meeting.

Under our Certificate of Incorporation and Bylaws, the Board of Directors is divided into three classes, one class to be elected each year for a term of three years. The total number of directors is fixed in our Bylaws.  Currently, the number of directors is eleven.

Under our Bylaws, as recently amended, directors retire as of the first annual shareholders’ meeting after they attain age 72, even if their term as director would not normally expire at that meeting.  Thus, director Massiano, if he is reelected to Class A of the Board, will retire as of the 2007 annual meeting, when he will be 72, after two years of his three-year term, unless prior to that time the Bylaws are amended to extend or eliminate age 72 retirement or he earlier ceases to serve.

All proxies which are timely received by the Corporate Secretary in proper form prior to the election of directors at the meeting, and which have not been revoked, will be voted “FOR” the Board’s nominees described above (unless any nominee is unable to serve or for good cause refuses to serve), subject to any specific voting instructions received with any proxy, including the withholding of authority to vote for any or all nominees.

Each of the nominees has consented to being named in this proxy statement and to serve if elected, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected.

The table below provides information on each of the Board’s nominees and the other current directors of Arrow and on each of the executive officers who are not also directors:

NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

Name and Principal Occupation (a)(b)(c)	Age	Director of Arrow Since	Shares of Arrow Common Stock Beneficially Owned As of December 31, 2004 (d)
			Number	Percent
Nominees for Director Class A (Terms Expiring in 2008)
Kenneth C. Hopper, M.D. Vice Chairman, Arrow; Chairman & CEO, Northeastern Toxicology Laboratory (national human toxicology laboratory)	66	1983	75,992 (1)	__
Elizabeth O’C. Little New York State Senator, 45th District; Former New York State Assemblywoman, 109th District	64	2001	2,724 (2)	__
Michael F. Massiano Chairman Emeritus, Arrow and Glens Falls National Bank and Trust Company	70	1983	97,006 (3)	__
Richard J. Reisman, D.M.D. Oral & Maxillofacial Surgeon, Glens Falls, NY; Chairman, Department of Dentistry, Glens Falls Hospital	59	1999	11,595 (4)	__
Directors Continuing in Office Class B (Terms Expiring in 2006)
John J. Carusone, Jr. Attorney, Carusone & Carusone, Saratoga Springs, NY	63	1996	2,778 (5)	___
David G. Kruczlnicki President & CEO, Glens Falls Hospital (regional medical center)	52	1989	29,202 (6)	___
David L. Moynehan President, Riverside Gas & Oil Co., Inc. (oil distributorship)	59	1987	23,373 (7)	___
Class C (Terms Expiring in 2007)
Jan-Eric O. Bergstedt Retired; Formerly Vice President, Kadant, Inc.; President, AES Engineered Systems (suppliers of papermaking machinery)	69	1999	5,186 (8)	___
Gary C. Dake President, Stewart’s Shops Corp. (regional chain of convenience stores)	44	2003	3,238 (9)	___
Mary-Elizabeth T. FitzGerald Retired; Formerly Executive Director, Tri-County United Way	65	2001	5,199 (10)	___
Thomas L. Hoy Chairman, President & CEO, Arrow and Glens Falls National Bank and Trust Company	56	1996	205,654 (11)	2.00

NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE (CONTINUED)

Name and Principal Occupation (a)(b)(c)	Age	Shares of Arrow Common Stock Beneficially Owned As of December 31, 2004 (d)
		Number	Percent
Executive Officers
John J. Murphy Executive Vice President, Treasurer & CFO of Arrow and Senior Executive Vice President, CFO and a Director of Glens Falls National Bank and Trust Company	53	133,849 (12)	1.30
John C. Van Leeuwen Senior Vice President & Chief Credit Officer of Arrow and Executive Vice President & Chief Credit Officer of Glens Falls National Bank and Trust Company	61	42,763 (13)	___
Gerard R. Bilodeau Senior Vice President & Corporate Secretary of Arrow and Senior Vice President & Cashier of Glens Falls National Bank and Trust Company	58	73,702 (14)	___
Shares of Arrow Common Stock Beneficially Owned as of December 31, 2004 By All 14 Directors and Executive Officers as a Group		712,261 (15)	6.80

Explanatory Notes:

(a)

All directors of Arrow also serve as directors of its principal subsidiary bank, Glens Falls National Bank and Trust Company, except for Messrs. Carusone and Dake who also serve as directors of our other subsidiary bank, Saratoga National Bank and Trust Company.  Of the nominees and directors continuing in office, only Mr. Hoy is currently an officer or employee of Arrow or its subsidiaries, although Mr. Massiano, who is Chairman Emeritus of the Board, formerly served as Chairman and Chief Executive Officer of Arrow and Glens Falls National Bank and Trust Company and continues to provide consulting services to those entities.  See “Compensation of Directors” on page 20.

(b)

The business experience of each director during the past five years was that typical to a person engaged in the principal occupation or business listed for each during that period.  Except as noted, each of the nominees and directors continuing in office has been principally engaged for the past five years in the business listed for each, or another executive position.

(c)

No family relationship exists between any two or more of the nominees, directors or executive officers of Arrow or its subsidiaries, except that David L. Moynehan, a director of Arrow, is related to John J. Murphy, the Executive Vice President, Treasurer & Chief Financial Officer of Arrow, by virtue of the fact that Mr. Moynehan’s wife and Mr. Murphy’s wife are sisters.

(d)

Beneficial ownership of shares, determined in accordance with applicable SEC rules, includes shares as to which a person, directly or indirectly, has or shares voting power and/or investment power, and all shares that the person has a right to acquire within 60 days of the reporting date.  Unless otherwise noted below, each listed individual was sole beneficial owner of all shares identified as owned by each.  Percentage ownership is listed only for those who beneficially owned at least one percent (1%) of the outstanding shares on the reporting date.

Beneficial Ownership Notes:

(1)

Includes 53,099 shares held directly by Dr. Hopper, 1,706 shares held in Dr. Hopper’s account under the Director, Officer and Employee Stock Purchase Plan, 21,145 shares held in a trust controlled by Dr. Hopper, and 42 shares held by a company that Dr. Hopper controls.

(2)

Includes 1,188 shares held directly by Ms. Little, and 1,536 shares held in Ms. Little’s account under the Director, Officer and Employee Stock Purchase Plan.

(3)

Includes 61,293 shares held directly by Mr. Massiano, 7,618 shares held by Mr. Massiano’s wife directly, and 28,095 shares subject to exercisable options received by Mr. Massiano under Arrow’s compensatory stock option plans.

(4)

Includes 6,727 shares held directly by Dr. Reisman, 4,568 shares held in Dr. Reisman’s account under the Director, Officer and Employee Stock Purchase Plan, and 300 shares held directly by Dr. Reisman’s wife.

(5)

Includes 2,486 shares held directly by Mr. Carusone, and 292 shares held in Mr. Carusone’s account under the Director, Officer and Employee Stock Purchase Plan.

(6)

Includes 1,375 shares held directly by Mr. Kruczlnicki, and 27,827 shares held in Mr. Kruczlnicki’s account under the Director, Officer and Employee Stock Purchase Plan.

(7)

Includes 17,745 shares held directly by Mr. Moynehan, 626 shares held in Mr. Moynehan’s account under the Director, Officer and Employee Stock Purchase Plan, and 5,002 shares held jointly by Mr. Moynehan with his wife.

(8)

Includes 3,146 shares held directly by Mr. Bergstedt, and 2,040 shares held in Mr. Bergstedt’s account under the Director, Officer and Employee Stock Purchase Plan.

(9)

Includes 1,220 shares held directly by Mr. Dake, and 2,018 shares held in Mr. Dake’s account under the Director, Officer and Employee Stock Purchase Plan.

(10)

Includes 4,973 shares held directly by Mrs. FitzGerald, and 226 shares held in Mrs. FitzGerald’s account under the Director, Officer and Employee Stock Purchase Plan.

(11)

Includes 67,194 shares held directly by Mr. Hoy, 163 shares held in Mr. Hoy’s account under the Director, Officer and Employee Stock Purchase Plan, 28,199 shares held in Mr. Hoy’s account under Arrow’s ESOP, 2,282 shares held by Mr. Hoy’s wife directly, 317 shares held in Mr. Hoy’s Simplified Employee Pension Plan account, 100,678 shares subject to exercisable options received by Mr. Hoy under Arrow’s compensatory stock option plans, and 6,821 shares subject to exercisable options received by Mr. Hoy under Arrow’s compensatory stock option plans and transferred by Mr. Hoy to a family trust.

(12)

Includes 7,400 shares held directly by Mr. Murphy, 2,126 shares held jointly with his wife in Mr. Murphy’s account under the Director, Officer and Employee Stock Purchase Plan, 26,898 shares held in Mr. Murphy’s account under Arrow’s ESOP, 25,648 shares held jointly with his wife, and 71,777 shares subject to exercisable options received by Mr. Murphy under Arrow’s compensatory stock option plans.

(13)

Includes 4,218 shares held directly by Mr. Van Leeuwen, 11,693 shares held in Mr. Van Leeuwen’s account under Arrow’s ESOP, 452 shares held by Mr. Van Leeuwen as custodian for his sons, and 26,400 shares subject to exercisable options received by Mr. Van Leeuwen under Arrow’s compensatory stock option plans.

(14)

Includes 8,572 shares held directly by Mr. Bilodeau, 2,207 shares held jointly with his wife in Mr. Bilodeau’s account under the Director, Officer and Employee Stock Purchase Plan, 21,114 shares held in Mr. Bilodeau’s account under Arrow’s ESOP, and 41,809 shares subject to exercisable options received by Mr. Bilodeau under Arrow’s compensatory stock option plans.

(15)

Includes an aggregate of 275,580 shares subject to exercisable options held by such persons, which they received under Arrow’s compensatory stock option plans.

Board Independence

Our Board of Directors currently comprises 11 directors.  The Board of Directors determined at a meeting on January 26, 2005, that, based on the information then available to it, each of the following 8 directors is an "independent director" as that term is defined under the listing standards of the National Association of Securities Dealers, Inc. (NASD):  Directors Bergstedt, Carusone, Dake, FitzGerald, Hopper, Kruczlnicki, Little, and Reisman. The Board of Directors has determined that Messrs. Hoy and Massiano, Chairman and Chief Executive Officer and former Chairman and Chief Executive Officer, respectively, are not independent due to their current or former management positions with the company.  In addition, the Board of Directors was unable to determine that Mr. Moynehan was independent due to his familial relationship with the company’s Chief Financial Officer, John J. Murphy, described in Explanatory Note (c) on page 6.

In making independence determinations for the individual directors, the Board considers transactions and relationships between the company and its subsidiaries, on the one hand, and the director and his or her immediate family and controlled businesses, on the other.  The purpose of this review is to determine whether any such transactions or relationships may cause the director not to qualify as independent under the NASD's listing standards or other applicable independence requirements or are otherwise sufficiently material such that the Board is unable to conclude that the director is independent.  The types of transactions and relationships that might cause a director not to qualify as independent or to be deemed independent by the Board are not necessarily the same types of transactions and relationships that are required to be disclosed elsewhere in this proxy statement or in other reports filed by us with the SEC.

Meetings of the Board of Directors; Director Attendance at Meetings

In 2004, the Board of Directors of Arrow met four times.  During the year, each of the directors attended at least 75 percent of the total number of meetings of both the Board and all the committees of which the director was a member.  In addition to regular Board meetings, the non-management members of the Board meet in executive session at least twice each year without any members of management being present.  A presiding director chairs the executive sessions.  In 2004, Director Hopper was the presiding director.

Although Arrow has not adopted a formal policy regarding directors' attendance at the annual meeting of shareholders, all directors are encouraged to attend.  All but one of our directors attended last year’s annual meeting of shareholders.  When the Board’s Compensation/Nomination Committee evaluates incumbent directors in determining whether to recommend them for re-nomination, it takes into consideration their attendance record at meetings of the Board, of the Board committees on which they serve, and at the annual shareholders’ meeting.

Board Committees

The Audit Committee, currently consisting of Directors Bergstedt, Hopper, Kruczlnicki and Reisman, met four times during the last fiscal year. Director Bergstedt serves as Chairman.  The Board of Directors determined at a meeting on January 26, 2005, that, based on the information then available to it, Mr. Kruczlnicki is an "audit committee financial expert" as defined in the rules of the SEC. The Board also then determined that each of the members of the Audit Committee is independent under the standards and rules adopted by the NASD and the SEC’s independence rules for audit committee members. The Audit Committee oversees the company’s accounting, auditing and financial reporting and is responsible for the oversight and control of the relationship between the company and its independent auditor.  The Committee causes suitable audits and examinations to be made, reviews the adequacy of internal controls and procedures, and makes recommendations and reports to the full Board of Directors.  In accordance with applicable rules, the Committee must specifically approve in advance all services performed by the independent auditors, including audit and audit-related services and non-audit services.  See Report of the Audit Committee on page 19.

The Compensation/Nomination Committee, currently consisting of Directors Bergstedt, Carusone, Dake, FitzGerald, Hopper, and Little, met six times during the last fiscal year.  Director Hopper serves as Chairman.  The Board of Directors determined at a meeting on January 26, 2005, that, based on the information then available to it, each of the members of the Committee is independent under the listing standards adopted by the NASD.  The Compensation/Nomination Committee reviews, not less often than annually, all compensation arrangements and benefit plans covering our executive officers and key employees.  The Committee makes or approves all significant decisions on the compensation of executive officers, including the Chief Executive Officer.  See the Report of Compensation/Nomination Committee on Executive Compensation on page 15.  The Committee also makes recommendations to the full Board regarding those individuals the Committee believes are appropriate candidates for nomination as director at shareholder meetings or for appointment to vacant or newly created Board seats.  A shareholder may recommend a candidate for consideration by the Committee as a nominee for director.  For more information on the director nomination process and how a shareholder may participate in that process see “Director Nomination Process – Shareholder Submissions of Candidates” below.

Communications with the Board of Directors

Shareholders may communicate to our Board of Directors any concerns they have as Arrow shareholders by submitting typed or handwritten communications to the following address: Board of Directors – Shareholder Communications, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.  The Corporate Secretary's Office will review all communications and will timely advise the Board of any communication that the Corporate Secretary determines to be of a serious nature.  Periodically, the Corporate Secretary will summarize all shareholder communications received, including those deemed less serious, and will make all such communications available for the directors' review.  In order to efficiently process all shareholder communications, the Corporate Secretary, with the Board's approval, may seek the assistance of appropriate company employees or outside advisors in reviewing and evaluating particular communications.  In all cases, the complete text of shareholder communications will be made available to the directors in an appropriately timely manner.

In addition, shareholders may contact any individual director or directors or any particular committee of the Board by submitting typed or handwritten communications to the attention of the particular director(s) or any particular committee at the following address: Shareholder Communications, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.  Shareholder communications to a particular director(s) or committee will be forwarded directly to the appropriate director(s) or committee by the Corporate Secretary.

Director Nomination Process

The Compensation/Nomination Committee in accordance with the policies and principles in its charter identifies and recommends to the full Board suitable nominees for directorship.  In making its recommendations, the Committee considers any nominee proposals received by it from shareholders under the procedures outlined below (see “Shareholder Submissions of Candidates”).  In reaching a decision on individual nominees, the Committee evaluates whether the individual's knowledge, experience, skill and expertise may enhance the Board's oversight and direction of the affairs and business of the company.  In addition, the Committee considers other factors including an individual's personal character, integrity, financial background and prior experience as a director. In the case of incumbent directors, the Committee considers the incumbent’s past performance as a director of Arrow and its subsidiaries.  Generally, the Committee does not recommend for nomination individuals who are concurrently serving as a director of more than two other public companies.

The Board of Directors gives substantial weight to the recommendations of the Compensation/Nomination Committee in selecting nominees for election as directors of Arrow.  Under normal circumstances, the Board will not select nominees, including incumbent directors, who have not been recommended by a majority of the members of the Compensation/Nomination Committee, excluding the nominee in question.  The Board of Directors also gives substantial weight to the recommendations of the Compensation/Nomination Committee before appointing directors on an interim basis to fill newly-created or vacant seats on the Board.

Shareholder Submissions of Candidates

The Compensation/Nomination Committee has adopted a policy governing submissions by shareholders to the Committee of candidates for it to consider in making recommendations to the full Board on nominees for director.  The policy also governs the Committee's consideration of such candidates.  All candidate submissions must be in writing and addressed to the following address: Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801, Attn: Shareholder Submissions of Director Candidates.

Shareholder submissions must contain certain information about the candidate, including a brief biography and business background.  The required information for submissions is described in detail in the policy.  A copy of the policy may be obtained from the Corporate Secretary at the address set forth above.  The Committee may utilize appropriate company employees or outside advisors to assist it in screening and analyzing shareholder submissions.  All candidates properly submitted will be considered by the Committee, although in cases where the candidate is deemed not suitable, the consideration may be perfunctory and even in cases where serious consideration is deemed warranted, that consideration may be deferred until a later date that the Committee believes is appropriate.

Shareholders also may act directly to nominate candidates for director to be voted upon by shareholders at their annual meetings, without submitting the candidates to the Compensation/Nomination Committee for possible nomination by the Board in the manner described in the preceding paragraphs.  Any such direct nominations by shareholders are subject to the procedures set forth in our By-laws, including minimum advance notice.  See PROPOSALS BY SHAREHOLDERS on page 2 of the proxy statement.

Director and Officer Liability Insurance

Arrow has for many years maintained directors and officers liability insurance coverage.  Our current insurance coverage was purchased from Executive Risk Indemnity Inc. on October 1, 2004 and has an annual premium of $60,000.  The coverage, subject to a number of standard exclusions and certain deductibles, indemnifies the directors and officers of Arrow and its subsidiaries for liabilities and losses incurred in the performance of their duties.  In the preceding ten years, no payments have been made pursuant to this coverage to, or on behalf of, any directors or officers of Arrow, nor have any claims for reimbursement been made under the policy.

Section 16(a) Beneficial Ownership Reporting Compliance

Arrow’s executive officers and directors, as well as any 10% shareholders, are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports with the SEC from time to time regarding their ownership of our stock, including changes in their stock ownership.  Copies of these reports are also filed with us.  Based solely on our review of these reports, together with written statements received from certain officers and directors regarding their not being required to file any such reports, all of our executive officers and directors complied with all Section 16(a) reporting requirements in 2004 except for one late filing of a report by Mr. Kruczlnicki, relating to the transfer by him of 753 shares to an account for the benefit of his daughter and the subsequent sale of those shares into the market by the daughter’s account.

EXECUTIVE COMPENSATION

The following table sets forth information concerning total compensation and compensatory awards received in the last three years by the Chief Executive Officer and each other executive officer whose salary and bonus exceeded $100,000 in 2004:

SUMMARY COMPENSATION TABLE

Name Principal Position	Year	Annual Compensation
		Salary (a)	Bonus (b)	Other Annual Compensation (c)	Number of Options (d)	All Other Compensation (e)
Thomas L. Hoy Chairman, President & Chief Executive Officer	2004	$350,000	$163,888	-	10,000	$13,835
	2003	340,000	110,500	-	10,300	22,887
	2002	330,000	175,725	-	12,875	12,215
John J. Murphy Executive Vice President, Treasurer & CFO	2004	206,000	47,772	-	7,000	910
	2003	200,000	32,500	-	7,210	8,622
	2002	180,000	47,326	-	9,012	12,178
John C. Van Leeuwen Senior Vice President & Chief Credit Officer	2004	134,000	25,018	-	3,500	983
	2003	130,000	16,562	-	3,605	7,411
	2002	122,000	19,490	-	4,506	9,116
Gerard R. Bilodeau Senior Vice President & Corporate Secretary	2004	118,000	13,218	-	3,500	750
	2003	115,000	8,073	-	3,605	5,833
	2002	108,000	12,850	-	4,506	7,987

Notes to Summary Compensation Table (note references are to columns):

(a)

Salary: Includes base salary, including amounts that are deferred at the election of the officer under a 401(k) plan or otherwise.

(b)

Bonus: Represents cash bonus for the year under Arrow’s Short-Term Incentive Award Plan whether the amount is paid currently to the executives or deferred at their election.  Under the Plan, annual bonuses are paid to executives and other key employees if certain pre-established financial goals for the year are met.  The Compensation/Nomination Committee sets the performance goals each year, and, if those goals are met, determines individual bonuses at year-end.

(c)

Other Annual Compensation: Includes, among other things, the value of certain additional benefits paid to the executives during the year (so-called “perquisites”), if the aggregate value of these perquisites exceeds 10% of the executive’s total salary plus bonus for the year or $50,000, whichever is less.  No executive received perquisites above this threshold level in any of the last 3 years.

(d)

Number of Options: Represents the number of shares subject to stock options granted to the executive during the year, adjusted for subsequent stock dividends.  For more information on options, see the tables and notes under “Stock Options” on succeeding pages of this proxy statement.  Arrow granted no other form of long-term incentive compensation to the named executive officers in any of the past 3 years.  Although Arrow’s compensatory stock plans authorize awards of restricted stock, no shares of restricted stock have been awarded thereunder.

(e)

All Other Compensation: Includes (i) the value of Arrow’s contributions to the ESOP for the executives, and (ii) specified premiums paid by Arrow on certain insurance arrangements specifically benefiting the executives.  In 2004, these amounts for the named executive officers were as follows: Mr. Hoy, $772 for ESOP and $13,063 in premiums for term or whole life insurance specifically benefiting Mr. Hoy; Mr. Murphy, $772 for ESOP and $138 in premiums for term life insurance specifically benefiting Mr. Murphy; Mr. Van Leeuwen, $586 for ESOP and $396 in premiums for term life insurance specifically benefiting Mr. Van Leeuwen; and Mr. Bilodeau, $492 for ESOP and $258 in premiums for term life insurance specifically benefiting Mr. Bilodeau.

STOCK OPTIONS

For many years, Arrow has maintained compensatory stock plans under which executives and other key employees are eligible to receive stock-based incentive awards, including stock options to acquire Arrow common stock.  The stock options may be either tax qualified (incentive) stock options or non-qualified stock options.  Information relative to stock options granted to the four executives named in the Summary Compensation Table during 2004 and held by them at year-end 2004 is set forth in the following tables:

OPTION GRANTS TABLE

Option Grants in Fiscal Year 2004

Name	No. of Securities Underlying Options Granted (a)	% of Total Options Granted to Employees in Fiscal Year	Per Share Exercise or Base Price (b)	Expiration Date (c)	Grant Date Present Value (dollars) (d)
Thomas L. Hoy	10,000	15.63%	$32.02	12/15/2014	$82,500
John J. Murphy	7,000	10.94	32.02	12/15/2014	57,750
John C. Van Leeuwen	3,500	5.47	32.02	12/15/2014	28,875
Gerard R. Bilodeau	3,500	5.47	32.02	12/15/2014	28,875

Notes to Stock Option Grants Table (note references are to columns):

(a)

All options listed were granted on December 15, 2004, under Arrow's 1998 Long-Term Incentive Plan. The general terms and conditions of the option grants were identical to prior grants to the named executives.  The options vest and become exercisable in 25% increments on each of the first four anniversaries of the date of grant.  Non-qualified stock options granted to the four executives contain a transferability feature under which the executive is permitted to transfer the options exclusively by gift and exclusively to members of his immediate family after vesting and prior to exercise.

(b)

Represents 100% of the market value of Arrow's common stock on the date of grant, based on the average of the closing bid and asked prices per share of Arrow’s common stock reported on NASDAQ for such date.

(c)

Options are subject to termination prior to the designated expiration date in the event the optionee's employment with the company terminates before that date, subject to a limited time period for exercise following termination of employment.

(d)

The estimated grant date present value of the options has been determined by using the Black-Scholes option pricing model, a commonly used method of valuing options on the date of grant.  The assumptions utilized in applying the Black-Scholes model were as follows: (a) the useful life of the options was estimated to be seven years from the date of the grant; (b) the risk-free discount rate applied for purposes of the valuation, consistent with the seven-year estimated life of the options, was the seven-year Treasury Rate or 3.78% as of the date of grant; (c) the volatility factor utilized was the three-year volatility of Arrow's common stock, or 28.4% (volatility is calculated based on fluctuations of daily closing stock prices); (d) the forfeiture rate prior to exercise was assumed to be zero (although options are forfeited if the executive’s employment terminates prior to vesting); and (e) for purposes of the analysis only, the dividend yield on the common stock was assumed to be 2.88%.

OPTION EXERCISES AND YEAR-END VALUE TABLE

Aggregate Option Exercises in Fiscal Year 2004 and FY-End Option Values

Name	Shares Acquired (a)	Value Realized (b)	Number of Unexercised Options at FY-End (Exercisable/Unexercisable) (c)		Value of Unexercised In-the-Money Options at FY-End (Exercisable/Unexercisable) (d)
Thomas L. Hoy	19,041	$363,048	E	107,499	E	$1,694,589
			U	27,542	U	98,518
John J. Murphy	9,704	215,223	E	71,777	E	1,213,500
			U	19,279	U	68,962
John C. Van Leeuwen	2,575	40,250	E	26,400	E	373,171
			U	9,640	U	34,481
Gerard R. Bilodeau	7,033	176,873	E	41,809	E	702,262
			U	9,640	U	34,481

KEY:   E = Exercisable; U = Unexercisable

Notes to Option Exercises and Year-End Value Table (note references are to columns):

a)

The listed number of shares represents the total number of shares as to which the named executive officer exercised stock options during the year.

b)

Represents the difference between the market price of the shares of common stock as to which the option was exercised on the exercise date and the purchase price of such shares under the option.  The market price was the average of the closing bid and asked prices for Arrow's common stock as reported on NASDAQ on the business day immediately before the exercise date.

c)

Includes options, if any, that may have been "out-of-the-money" at year-end, that is, options having an exercise price per share that exceeded the market price of Arrow’s common stock on such date, as well as “in-the-money” options. Listed numbers include any options that have been transferred by gift by the named executive officer to immediate family members who are dependents of the executive or to family trusts for the benefit of such immediate family members.

d)

The dollar value of unexercised “in-the-money” options at December 31, 2004, was calculated by determining the difference between the market price of the shares of common stock underlying the options at year-end and the aggregate purchase price of those shares under the options.  The market price was the average of the closing bid and asked prices for Arrow's common stock as reported on NASDAQ as of December 31, 2004.  Listed values include any options that have been transferred by gift by the named executive officer to immediate family members who are dependents of the executive or to family trusts for the benefit of such immediate family members.

Notwithstanding anything to the contrary set forth in any of Arrow's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including language that might be interpreted to incorporate by reference future filings, including this proxy statement, in whole or in part, in such previous filings, the following Performance Graph, Report of Compensation/Nomination Committee on Executive Compensation and the Report of the Audit Committee shall not be incorporated by reference into any such filings.

STOCK PERFORMANCE GRAPH

The following graph provides a comparison, from December 31, 1999 to December 31, 2004, of the total cumulative return (assuming reinvestment of dividends) for the common stock of Arrow as compared to the Russell 2000 Index and the NASDAQ Bank Index.  The historical information set forth below may not be indicative of future results.

TOTAL RETURN PERFORMANCE
	Period Ending
Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Arrow Financial Corporation	100.00	104.71	171.58	196.13	228.48	270.71
Russell 2000	100.00	96.98	99.39	79.03	116.38	137.71
NASDAQ Bank Index*	100.00	114.23	123.68	126.65	162.92	186.45

*Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2005.
Used with permission. All rights reserved. crsp.com. SNL Financial LC © 2005

REPORT OF COMPENSATION/NOMINATION COMMITTEE ON EXECUTIVE COMPENSATION

Introduction

The Compensation/Nomination Committee of the Board of Directors ("Committee") oversees and makes all significant decisions on executive compensation.  The Committee is composed entirely of independent directors, as determined by the Board, consistent with the NASD's rules.

The Committee's particular duties and responsibilities are set forth in its charter.  In the area of executive compensation, the Committee's general responsibility is to review and approve all aspects of the compensation of executive officers of the company and to make recommendations on the company's corporate goals and objectives relating to executive compensation.  Elements of executive compensation include salary, bonus, long-term incentive compensation (equity-based awards), retirement and severance arrangements, deferred compensation arrangements, and other benefits.  The Committee has principal responsibility for and must approve all determinations on salary and bonus paid or payable to the Chief Executive Officer ("CEO") and other executive officers subject to the general authority of the Board of Directors to modify Committee determinations.  The Committee also has authority to make all awards to executives under the company's long-term incentive plans (stock-based awards, such as stock options).

As part of its decision-making process, the Committee reviews survey data regarding executive compensation paid by peer group banks plus such additional information from time to time that it believes to be appropriate, including advice from any experts and consultants that it chooses to retain in its sole discretion.  The Committee also reviews and considers the CEO’s recommendations regarding appropriate compensation for the other executive officers.

The Committee is submitting this report summarizing its current compensation philosophy and policies, and its compensation decisions at year-end 2004 for the executive officers generally and Chairman, President and CEO Thomas L. Hoy individually.  For a listing of the current executive officers, please see the Summary Compensation Table on page 11 of the proxy statement.

Compensation Philosophy

The Committee supports a three-part approach to executive compensation consisting of base salary, annual incentives (bonus) and long-term incentives (stock-based awards).  The base salary of executives is reviewed and approved annually after consideration of all relevant factors, including company and individual performance in prior periods.  The annual incentive or bonus component is payable at year-end through Arrow's Short-Term Incentive Award Plan, with awards to executives tied to the performance of the company and the relevant business unit as well as the individual's performance in the preceding year.  The long-term incentive component of compensation is addressed through the company's compensatory stock program, which provides for grants of stock-based awards, principally stock options, that gain value as the market price of Arrow's common stock increases.  Each of these components is discussed in more detail in the following section of this Report, "Compensation Administration”.

Taken as a group, these components are complementary. Salary and annual incentive (bonus) compensation tend to be most affected by the period-to-period financial performance of the company.  This provides executives with appropriate incentive to remain focused on near-term developments and immediate opportunities to improve financial results.  By contrast, long-term incentive compensation (e.g., stock options) encourages management to pursue strategies aimed at long-run success based on solid business fundamentals, which presumably will be reflected in stock price over time.  Long-term incentive compensation also serves to align management's interests with those of shareholders.  By balancing compensation among these components, we believe management is encouraged to maintain its own balance among competing short and long-term objectives, to the ultimate benefit of shareholders.

The executive compensation program is intended to attract and retain key executives and to motivate them to help Arrow achieve increased profitability, stability and value. Year-to-year determinations regarding compensation are based on corporate and individual performance, as well as compensation of comparable executives at peer group banks.  For individual executives, types and amounts of compensation vary based upon varying levels of responsibility and individual performance.  Attention is also given at the level of each executive to the compensation being paid to comparable executives by other banking organizations in Arrow's peer group.

In determining CEO compensation, the important corporate performance factors are earnings per share, return on equity, return on assets and asset quality, as well as product and market expansion, and the important individual performance factors include leadership, commitment to the community and professional standing.  CEO compensation at peer group banks is also a factor.  The peer groups considered by the Committee vary somewhat from year to year but generally consist of banking organizations comparable in size and geographic location to the company.  It is not the same peer group as the group comprising the NASDAQ Bank Index in the Stock Performance Graph on page 14.

Compensation Administration

Base Salary

Base salaries for executive officers, including the CEO, are reviewed on an annual basis. Under its charter, the Committee has authority to determine the CEO's salary and the salaries of the other executives subject to the Board’s general oversight responsibilities under law.  The company's two top executives have 3-year employment agreements under which their base salaries may not be reduced during the term of the agreements.  Any base salary increases for individual executives will reflect the executive's contributions to Arrow's overall performance.  In determining executive salaries and salary increases, the Committee also considers peer group practices, including reported median increases for peer group executives.

Annual Incentive Compensation (Bonus)

Annual bonuses for executives are addressed through Arrow's Short-Term Incentive Award Plan.  Under the plan, executives and other key employees may receive cash bonuses at year-end if the company has met pre-established financial performance levels for the year.  The Committee has authority to establish the annual threshold performance levels under the plan and possible additional target levels above the threshold levels.  In establishing targets, the Committee considers management’s input as well as any other information it deems appropriate.  Typically, threshold and target performance levels are based on informal projections of net income, exclusive of nonrecurring items.  If the pre-established threshold level is met, the executives and other officers and key employees are eligible for bonuses.  The size of bonuses awarded to individual executives may vary depending on the extent to which financial performance exceeds the threshold or higher target levels and on objective and subjective measures of individual performance.  The Committee may review and revise pre-established performance levels during the year, if special circumstances arise such as major corporate transactions, unforeseen significant changes in the local or national economy, or industry-wide developments.  At year-end, if the pre-established performance levels have been met, the Committee in its sole discretion determines on a case-by-case basis whether an executive will receive a bonus for the year and, if so, the amount of the bonus.  No executive has a contractual right to a bonus under the plan.  No bonuses are paid to executive officers except those paid under the plan.

Long-Term Incentive Compensation

Long-term incentive compensation for executives and other employees is paid in the form of compensatory stock awards.  All such awards granted at year-end 2004 to executives and other key employees consist of stock options granted under Arrow's 1998 Long-Term Incentive Plan, which was approved by the company's shareholders.  As of the date of this report, the total number of shares currently available for future grants under the 1998 plan is 213,676 shares, as adjusted.

Under our stock plans, awards may take the form of stock options or shares of restricted stock.  (To date, all awards under the plans have taken the form of stock options.)  The Committee has the discretion to select which executives or other key employees are to receive awards, as well as the particular types and amounts of awards.  In making award determinations, the Committee considers among other things, the likely value to the company and shareholders of incentivizing the particular individual's future performance through the grant of plan awards. Stock options granted under the plan must have an exercise price not less than the market price of Arrow's common stock on the date of grant and may be exercised only after a designated vesting date and then only for so long as the optionee remains employed by Arrow (or for a short period of time following termination of employment).

Benefits and Other Compensation Matters

At the same time that the Committee makes determinations on salary, bonus and long-term incentive stock plan awards for executives, it also reviews other forms of executive compensation. These include retirement and supplemental retirement benefits, deferred compensation arrangements, severance and change-in-control agreements, and other compensatory benefits extended to executives that are intended to promote company business, such as company automobiles.  Overall, the Committee believes that executive management should receive a package of such additional compensation elements sufficient to permit them to perform their functions in the expected manner.  In considering these additional elements of compensation, it reviews the compensation packages provided to executives by top performing peer group banks.  All such additional forms of benefits and compensation extended to executives, other than broad-based plans involving formula-based benefits (e.g., retirement plans), are determined by the Committee.

Limits on Tax Deductibility of Certain Compensation

Section 162(m) of the Internal Revenue Code ("Code"), disallows a tax deduction to public companies for compensation exceeding $1 million paid to certain top executives in any one year, other than exempt compensation.  Any gain to executives on their exercise of stock options will qualify as exempt compensation under Section 162(m).  Salary and bonuses paid under the annual bonus plan will not.  Nevertheless, the Committee does not believe that the statutory ceiling on the deductibility of compensation paid to executives will be relevant to Arrow in the foreseeable future.

Committee Decisions at Year-End 2004

The Committee reached its conclusions on executive compensation at year-end 2004 after reviewing the financial performance of the company during the year, the executives' individual performance, and the level of compensation paid to senior executives by peer group banks.  As in preceding years, the company's profitability for 2004 was strong, with return on equity and return on assets substantially exceeding peer group averages, and asset quality continuing to be very good.  In addition, during the year under senior management’s leadership, the company negotiated acquisitions that will expand both our banking franchise and our product base.  In November 2004, the company acquired Capital Financial Group, Inc., an insurance agency headquartered in South Glens Falls, New York, that specializes in group health and life insurance.  Our subsidiary banks also entered into purchase and assumption agreements with HSBC Bank USA, N.A. to acquire three HSBC branch offices located in our market area.  The acquisitions are expected to be completed early in the second quarter of 2005.  These strategic acquisitions, combined with our financial performance during the year, represent a substantial achievement by management, in the Committee's view.

In addition, 2004 was a good year for the company's common stock price. Our stock’s performance over the past five years significantly exceeds that experienced by the NASDAQ Bank and Russell 2000 indices.  See the Stock Performance Graph immediately preceding this report.

In light of the foregoing and the fact that the company is well positioned for the future, the Committee determined in December 2004 that our executives should receive salary increases, cash bonuses and stock-based awards at year-end 2004, as discussed more fully below.  The Committee also determined that the employment agreements of CEO Hoy and CFO Murphy should be extended, and approved replacement agreements for the executives effective in 2005.  The agreements contain substantially the same provisions and provide for the same benefits as were contained and provided for in earlier agreements.

Salary

In its evaluation of executive salaries, the Committee noted that the senior officers, including CEO Thomas L. Hoy, continue to be at or below the average salaries paid to comparable officers by peer group banks, particularly if the comparison is to peer banks that have achieved similar financial results.  Thus, the Committee approved a salary increase of 5.7% for Mr. Hoy and salary increases for the other executive officers ranging from 4.9% to 5.9% effective for 2005.  These are increases above the 2004 salary levels for the executives, listed in the Summary Compensation Table on page 11 of the proxy statement.

Bonuses

Net income in 2004 exceeded the threshold levels established earlier in the year by the Committee under the Short-Term Incentive Award Plan.  As a result, the Committee approved year-end bonuses for the executive officers as well as other key employees covered under the plan.  The individual bonuses received by the executive officers for 2004 are listed in the Summary Compensation Table on page 11 of the proxy statement.

Stock Plan Grants

The Committee determined at year-end 2004 to grant stock options to the executive officers in amounts similar to the grants awarded them in the prior year.  All of these options were granted on December 15, 2004 at an exercise price of $32.02.  The number of options awarded to each executive is set forth in column (d) of the Summary Compensation Table on page 11, and the estimated value of those options based on the Black-Scholes option valuation method is set forth in column (d) of the Option Grants Table on page 12 of the proxy statement.

COMPENSATION/NOMINATION COMMITTEE

Kenneth C. Hopper, M.D., Chairman

Jan-Eric O. Bergstedt

John J. Carusone, Jr.

Gary C. Dake

Mary-Elizabeth T. FitzGerald

Elizabeth O’C. Little

Compensation Committee Interlocks and Insider Participation

In 2004 the Compensation/Nomination Committee members were Directors Bergstedt, Carusone, Dake, FitzGerald, Hopper, and Little.  No member of the Compensation/Nomination Committee is a current, or former, officer or employee of Arrow or any of its subsidiaries or had any substantial business dealings with Arrow during 2004.  In addition, no “compensation committee interlocks” as defined under the SEC’s disclosure rules existed during fiscal year 2004.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors ("Committee") currently consists of four directors, each of whom is independent as defined in the rules of the NASD.  The Committee assists the Board in fulfilling its oversight role relating to the company's financial statements and the financial reporting process, including the system of disclosure controls and internal controls and procedures.  Its duties include reviewing the independent auditor's qualifications and independence, and the performance of the independent auditors and the internal audit function.  The Board has adopted and annually reviews the Committee's charter, which sets forth its duties in detail.

The Committee has reviewed and discussed, both with management and with KPMG LLP, the company's independent auditors, Arrow's audited consolidated financial statements for year-end 2004, and management's assertion on the design and effectiveness of the company's internal control over financial reporting as of December 31, 2004.  Management has the responsibility for the preparation of Arrow's consolidated financial statements and for assessing the effectiveness of internal control over financial reporting; the independent auditors have the responsibility for the audit of the consolidated statements and the audit of management's assessment.  The independent auditors report directly to the Committee, which meets with them on a regular basis, in separate executive sessions when appropriate.

The Committee also has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees” (as amended by Statement on Auditing Standards No. 90, "Audit Committee Communications").

The Committee has approved the engagement of KPMG LLP as independent auditors for 2004 and the scope of their engagement.  In this context, the Committee also has received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," relating to auditor independence, and has discussed with KPMG LLP the firm's independence.  The Committee has also considered whether the provision by KPMG LLP of non-audit services to the company is compatible with KPMG LLP's independence.

Based upon the Committee's review and discussions noted above, the Committee recommended to the Board of Directors that the audited consolidated financial statements of Arrow Financial Corporation and its subsidiaries and management's assertion on the design and effectiveness of internal control over financial reporting of Arrow Financial Corporation and its subsidiaries be included in the Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Jan-Eric O. Bergstedt, Chairman

Kenneth C. Hopper, M.D.

David G. Kruczlnicki

Richard J. Reisman, D.M.D.

______________________________

INDEPENDENT AUDITORS

KPMG LLP, Certified Public Accountants, were the independent auditors for Arrow for the year ended December 31, 2004.  The Audit Committee of the Board of Directors has selected KPMG LLP as independent auditors for 2005.  Representatives of KPMG LLP are expected to be present at the meeting.  They will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from shareholders.

Independent Auditors’ Fees

The following table sets forth the aggregate fees billed to Arrow and its subsidiaries for the fiscal years ended December 31, 2003 and 2004 by Arrow’s independent auditors, KPMG LLP:

	2004	2003
Audit Fees	$271,700	$169,000
Audit-Related Fees	0	10,200 (a)
Tax Fees	43,025 (b)	49,625 (c)
All Other Fees	0	40,832 (d)
Total Fees	314,725	269,657

a)

Includes $7,000 for a consent filed with Form S-8 relating to the Directors’ Stock Plan (payment in stock for certain directors’ fees) and $3,200 for a collateral verification as required by the Federal Home Loan Bank of New York.

b)

Includes $38,800 for tax preparation and reviews and $4,225 for tax planning and consultation services.

c)

Includes $37,070 for tax preparation and reviews and $12,555 for tax planning and consultation services.

d)

Represents fees for an information technology review.

EMPLOYMENT CONTRACTS

Thomas L. Hoy, President and Chief Executive Officer of Arrow, and John J. Murphy, Executive Vice President, Treasurer, and Chief Financial Officer of Arrow, are serving under three-year employment agreements, entered into as of January 1, 2005.  The agreements, which were approved by the Compensation/Nomination Committee in December 2004, replaced similar agreements entered into by the company with the two executives one year earlier.  Under the agreements, the executives are guaranteed their current annual base salary and certain other benefits for the duration of the agreements.  In the event that the executive is terminated without cause (as defined in the agreement), the executive will receive a lump sum payment equal to the greater of the amount of (a) base salary payable during the remaining term of the agreement or (b) one year’s base salary.  The agreements also specify that on or before each December 31st during the term of the agreements, the Compensation/Nomination Committee will consider and vote upon a proposal to replace the agreements with new three-year employment agreements having similar conditions and benefits.  Also under the agreements, in the event of a change-in-control of Arrow (as defined in the agreement) or if the executives are assigned less significant duties, they may elect early retirement and receive an amount payable in installments (or in a lump sum, in the event of financial hardship) equal to approximately three times their base salaries (as defined in the agreements).  If any payment under the agreement results in the executive becoming subject to a so-called "golden parachute" tax under applicable tax law, he will receive additional payments so that his net after-tax benefit is equal to the benefit he would have received if no such tax applied to him.  The agreements also contain non-competition provisions that may be triggered upon termination of the executive’s employment.

Arrow has entered into change-in-control agreements with two other executive officers, John C. Van Leeuwen, Senior Vice President and Chief Credit Officer, and Gerard R. Bilodeau, Senior Vice President and Corporate Secretary.  These agreements do not provide for continuing employment or the payment of particular salary or benefits to the officer, but merely specify that in the event of a change-in-control of Arrow, they will receive certain payments and benefits if their employment with Arrow or its successor terminates for any reason on or within six months after the change in control. Specifically, under Mr. Van Leeuwen's and Mr. Bilodeau's agreements, if there is a change-in-control of Arrow, they would be entitled to receive lump sum cash payments equal to two years' base salary, plus certain continuing insurance coverage, in the event of their subsequent departure.

COMPENSATION OF DIRECTORS

The Board’s Compensation/Nomination Committee makes recommendations to the full Board regarding the fees directors and committee members receive for their services. The full Board is ultimately responsible for establishing their own compensation.  Directors who are also executive officers of Arrow do not receive any form of compensation or directors’ fees for serving as directors of Arrow or its subsidiaries or for serving on any board committees.

Each non-officer director of Arrow currently receives a fee of $600 per Board meeting attended, $500 for each meeting attended of each committee on which the director serves, and an annual retainer fee of $10,000,

$5,000 of which is paid in shares of Arrow's common stock under Arrow’s Directors’ Stock Plan.   Chairpersons of Board committees receive an additional annual cash retainer of $2,500.  Non-officer directors of the subsidiary banks receive a fee of $400 per bank board meeting attended and also receive a fee of $350 for each bank committee meeting attended and an annual retainer of $5,000, $2,000 of which is paid in shares of Arrow's common stock.

Arrow maintains an unfunded Directors Deferred Compensation Plan, in which non-officer directors of Arrow and its subsidiaries may participate.  Under this plan, each such director is able to make an irrevocable election to defer, during his or her term of office, all or a portion of his or her directors' fees.  The account of a participating director is credited with the dollar amount of the director's deferred fees and with quarterly interest payments on the balance at a rate equal to the best rate being paid from time to time by Glens Falls National Bank and Trust Company on its Individual Retirement Account Certificates of Deposit.  Directors who participate in the Directors Deferred Compensation Plan receive payments from their accounts in cash, either in a lump sum or in annual installments, commencing at a preselected deferral date.  In 2004, three directors of Arrow participated in the plan.

Mr. Massiano, Chairman Emeritus of the Board of Arrow, currently serves under a consulting agreement pursuant to which Mr. Massiano provides certain consulting and advisory services to Arrow upon request from management.  Under the agreement, Mr. Massiano receives no additional monetary compensation but is reimbursed for expenses incurred and continues to be deemed an employee solely for purposes of the stock options previously granted to Mr. Massiano under Arrow's compensatory stock option plans, such that options previously granted to him thereunder continue to be exercisable by him.

PENSION PLAN

Arrow maintains a tax-qualified retirement plan for eligible employees.  The retirement plan covers employees of Arrow and all subsidiaries who have attained the age of 18 and have completed one year of service.

In 2002, the company converted the retirement plan's benefit formula from a "final pay" formula typical of defined benefit plans to an "account balance" formula.  The new formula automatically applies to all employees who first become eligible to participate in the plan on or after January 1, 2003.  Those who were already participating on December 31, 2002, were allowed to make a one-time irrevocable election either to have their plan benefits calculated under the new account balance formula beginning January 1, 2003, or to continue to use the old final pay formula until their retirement.

Participants who chose to convert to the account balance formula now receive an annual credit to their account, known as a service credit, equal to a percentage, which ranges from six to twelve percent of the participant's annual eligible compensation, depending on the participant's age, for each future year of the participant's covered service. For all employees who first become eligible to participate in the plan on or after January 1, 2003, the service credit will be and remain six percent regardless of their age. The amount of the annual service credit is subject to limitations under the Internal Revenue Code ("IRC"), as amended.  Each participant also receives each year an interest credit equal to their account balance at the beginning of the plan year multiplied by a fixed rate of interest for the year, which is based on the 30-year U.S. Treasury Rate in effect for November of the prior year.  Under the account balance formula, retirement benefits are based on the accrued total amount in the participant's account at retirement.

For those participants who elected to continue their participation under the final pay formula, retirement benefits will be calculated as before.  Under the final pay formula, retirement benefits are based on the participant's average annual earnings for the highest consecutive five-year period within the last ten years of service and the participant's number of years of benefit service.  Payments under the final pay formula normally are calculated as straight-life annuity amounts although participants may make certain alternative elections upon retirement.  Benefits payable under both the final pay formula and the account balance formula are subject to certain limits under the IRC.

Eligible compensation under the plan, under either benefit formula, includes salary, overtime, sick pay, bonuses, and certain other cash and non-cash benefits.  Eligible compensation under the plan during 2004 for the named executive officers in the Summary Compensation Table on page 11 includes all of the compensation listed in columns (a) and (b) of the Table, plus insurance premiums paid on behalf of the executive officers (some of which are included in column (e) of the Table) plus certain amounts excluded entirely in the Table (i.e., the dollar value of the discounted share price for Arrow shares purchased by the executive officers under the Director, Officer and Employee Stock Purchase Plan, the dollar value of limited perquisites provided by Arrow to the named executive officers, and any compensation realized by them upon exercise of non-qualified stock options).

Company executives Hoy, Murphy and Bilodeau elected to convert their participation under the retirement plan to the new account balance formula.  Their account balances at January 1, 2005, under the new formula were $1,142,978, $973,777, and $492,854, respectively (after applying the benefit limitations under IRC Section 415(b)).  For plan year 2005, these executives will receive a service credit to their accounts equal to 12%, 10% and 12%, respectively, of their eligible compensation for the year, based on their ages.

Arrow also maintains an unfunded Select Executive Retirement Plan ("SERP"), which contains both a qualified retirement plan supplement feature and a non-qualified retirement bonus feature.  The qualified plan supplement feature provides, to those senior officers who are selected for this feature, either a right to receive on an annual basis a supplemental credit to their unfunded qualified plan account, if they are participating in the retirement plan under the account balance formula, assuming they would be due a supplemental credit in the absence of IRC limitations, or, if they are participating in the retirement plan under the final pay formula, a right to receive upon retirement the amounts that would have been received by them under the retirement plan (and the company's Employee Stock Ownership Plan) but were not received under such plan(s) because of IRC limitations.  The second SERP feature, the non-qualified retirement bonus feature, provides for those senior officers who are selected for this feature additional payments upon their retirement, typically structured as post-retirement installment payments, the amounts of which are determined on a case-by-case basis by the Compensation/ Nomination Committee of the Board of Directors.  Executives Hoy and Murphy have been selected to participate in both features of the SERP. They will receive, under the qualified plan supplement feature, an additional retirement benefit that would have been payable in the absence of IRC limitations.  They will also receive, under the non-qualified retirement bonus feature, additional payments on their retirement equal to the additional amounts they would have received under the retirement plan had they been employed for three additional years beyond their actual retirement date.

Based upon their current eligible compensation and assuming continued employment until retirement at age 65, executives Hoy and Murphy would receive upon retirement combined annual benefit payments under the retirement plan and the SERP of approximately $387,775 and $311,979, respectively.  Based upon his current eligible compensation and assuming retirement at age 65, Mr. Bilodeau would receive upon retirement an annual benefit payment under the retirement plan of approximately $76,435.

The table below represents estimated annual retirement benefits payable under the final pay formula of the company's Retirement Plan to participants, such as Mr. Van Leeuwen, who have chosen to continue to use this formula.

Estimated Annual Pension Under the Final Pay Formula

 Based on Years of Service Indicated

For Those Retiring at Age 65 in 2005

Average Annual Earnings For Last 5 Years of Service	Total Years of Service
	15	20	25
$50,000	$ 9,473	$ 12,630	$ 15,788
100,000	22,598	30,130	37,663
150,000	35,723	47,630	59,538
200,000	48,848	65,130	81,413

Company executive Van Leeuwen elected to continue under the final pay formula of the plan and as of December 31, 2004, has 19 years, 11 months of benefit service under the plan.

Amounts payable to executives under the retirement plan and the SERP are not subject to offset for Social Security benefits.

TRANSACTIONS WITH DIRECTORS, OFFICERS AND ASSOCIATED PERSONS

During calendar year 2004, several of our directors and executive officers, including members of their immediate families and various corporations, organizations, trusts and estates with which these individuals are associated, had outstanding loans from our subsidiary banks in amounts of $60,000 or more.  All such loans when made were made in the ordinary course of business, did not involve more than normal risk of collectability or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable loan transactions by the lending bank with unaffiliated persons.  As of December 31, 2004, no such loan was classified by the company as a non-accrual, past due, restructured or potential problem loan.

Director John J. Carusone, Jr. is an attorney in the firm of Carusone and Carusone, Saratoga Springs, New York.  During 2004, Mr. Carusone's firm rendered legal services to our subsidiary, Saratoga National Bank and Trust Company, on a variety of matters, for which the firm received fees totaling $5,000.

HOUSEHOLDING OF MATERIALS

In some instances, only one copy of this proxy statement is being delivered to multiple shareholders sharing an address, unless the company has received instructions from one or more of the shareholders to continue to deliver multiple copies.  Upon oral or written request, we will promptly deliver a separate copy of the proxy statement to any shareholder.  If you wish to receive a separate copy of the proxy statement, you may call us at (518) 745-1000, Ext. 243 or send a written request to Mr. Gerard R. Bilodeau, Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801, or send an electronic request to gbilodeau@arrowbank.com.  If you are one of multiple shareholders sharing an address who collectively received only one copy of the proxy statement and wish to receive a separate copy for each shareholder in the future, you may contact us as specified in the manner listed above.  Alternatively, if you are one of multiple shareholders sharing an address who now receive multiple copies of the proxy statement, and wish to receive only a single copy, you also may contact us as specified above.

OTHER MATTERS

The Board of Directors of Arrow is not aware of any other matters that may come before the meeting.  However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the meeting.

By Order of the Board of Directors

GERARD R. BILODEAU

Corporate Secretary

March 25, 2005

Front:

PROXY

ARROW FINANCIAL CORPORATION

250 GLEN STREET

GLENS FALLS, N.Y. 12801

ANNUAL MEETING OF SHAREHOLDERS - APRIL 27, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ARROW FINANCIAL CORPORATION.

The undersigned shareholder(s) of Arrow Financial Corporation, a New York corporation (the “Company”), hereby appoint(s) Richard J. Bartlett, Esq. and George C. Frost, or either of them, with full power to act alone, the proxies of the undersigned, with full power of substitution and revocation, to vote all the shares of Common Stock of the Company which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held at the Queensbury Hotel, Maple and Ridge Streets, Glens Falls, New York 12801, at 10:00 a.m. on Wednesday, April 27, 2005, and at any adjournment thereof, with all powers the undersigned would possess if personally present as follows:

(Continued and to be signed on the reverse side)

Back:

ANNUAL MEETING OF SHAREHOLDERS OF

ARROW FINANCIAL CORPORATION

April 27, 2005

Please complete, date, sign and mail your proxy card in the envelope provided as soon as possible.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

1. Election of Directors:

Kenneth C. Hopper, M.D. Class A (term expiring in 2008)

Elizabeth O'C. Little Class A (term expiring in 2008)

Michael F. Massiano Class A (term expiring in 2008)

Richard J. Reisman, D.M.D. Class A (term expiring in 2008)

You are requested to complete, date and sign this card and return this Proxy promptly to:

American Stock Transfer & Trust Company

59 Maiden Lane

New York, NY 10038

This Proxy will be voted as directed herein. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1. If any other business is properly presented at the Annual Meeting, or any adjournments thereof, this Proxy will be voted at the discretion of the proxies. The undersigned hereby revoke(s) any proxies heretofore given by the undersigned to vote at the Annual Meeting or any adjournments thereof.

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

NOMINEES:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

Please detach along perforated line and mail in the envelope provided.

Endnotes